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Community Financial Shares, Inc.
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COMMUNITY FINANCIAL SHARES, INC.

357 Roosevelt Road

Glen Ellyn, Illinois 60137

November 29, 2012

Dear Stockholder:

The Board of Directors of Community Financial Shares, Inc. (the “Company”) is writing to solicit your consent on behalf of the Company to approve the following amendments to the Company’s Certificate of Incorporation, which have been unanimously approved and declared advisable by the Company’s Board of Directors:

1.	A proposal to amend the Company’s Certificate of Incorporation to increase the authorized number of shares of the common stock of the Company, no par value (the “Common Stock”), to seventy-five million (75,000,000) shares from five million (5,000,000) shares; and

2.	A proposal to amend the Company’s Certificate of Incorporation to revise Article Tenth of the Certificate of Incorporation to specify that each outstanding share of Common Stock is entitled to one vote on each matter submitted to a vote of the Company’s stockholders.

In order to save the expense associated with holding a special meeting of the Company’s stockholders, the Board of Directors has elected to obtain stockholder approval of the amendments described above by written consent pursuant to Section 228 of the Delaware General Corporation Law, rather than by calling a meeting of stockholders. This consent solicitation statement and enclosed written consent form are being sent to our stockholders on or about November 29, 2012. We are soliciting consents from all of the holders of record of the Common Stock as of November 16, 2012.

As previously disclosed, on November 13, 2012, the Company entered into a Securities Purchase Agreement (the “Agreement”) with certain accredited investors and members of the Company’s Board of Directors and executive management pursuant to which the Company will raise between $24.0 million and $29.4 million in gross proceeds in a private placement transaction with new investors and a registered rights offering with existing shareholders (collectively, the “Offering”). Upon the first closing of the Offering, the Company will sell and issue to new investors an aggregate of $24.0 million of securities, comprised of 4,315,300 shares of Common Stock at $1.00 per share, 133,411 shares of voting preferred stock at $100.00 per share and 63,436 shares of nonvoting preferred stock at $100.00 per share. Each share of the voting preferred stock is initially convertible into 100 shares of Common Stock and will vote together with the shares of Common Stock, on an as converted basis.

After the first closing of the Offering, the Company will commence a rights offering pursuant to which existing holders of the Common Stock prior to the first closing (i.e., not new investors) will be able to purchase up to an aggregate of three million shares of Common Stock at $1.00 per share. This consent solicitation statement is not an offer to sell or the solicitation of an offer to buy shares of the Company’s Common Stock or any other securities, whether under the terms of the rights offering or otherwise. Offers and sales of the Company’s Common Stock issuable in the rights offering will only be made by means of a prospectus meeting the requirements of the Securities Act of 1933, as amended, and applicable state securities laws, on the terms and subject to the conditions set forth in such prospectus.

The transactions contemplated by the Agreement cannot be consummated unless the Company’s shareholders approve the amendments to the Company’s Certificate of Incorporation proposed by these consent solicitation materials. As further explained in the materials that follow, the amendments are necessary to authorize the Company to issue a sufficient number of shares of preferred stock and Common Stock in the Offering, and so that holders of preferred stock are able to convert those shares into shares of Common Stock, subject to the applicable limitations. In order to complete the transaction contemplated by the Agreement, the Company needs to be authorized to issue at least 30 million shares of Common Stock; currently, it only has the ability to issue five million shares of Common Stock. Similarly, in order to allow for the proper voting of the voting preferred stock following the consummation of the Offering, the Company must amend its Certificate of Incorporation to revise Article Tenth of the Certificate of Incorporation, which currently provides that each outstanding “share” is entitled to one vote on each matter submitted to a vote of the Company’s stockholders, to specify that each outstanding “common share” is entitled to one vote on each matter submitted to a vote of the Company’s stockholders. The amendment of Article Tenth as set forth above will permit each share of voting preferred stock to be issued in the Offering, which is initially convertible into 100 shares of Common Stock, to vote together with the shares of Common Stock on an as converted basis. The amendment of Article Tenth as set forth above will not change the existing voting rights of the holders of the Common Stock in any way.

In addition to the other reasons noted in the materials that follow, completion of the Offering will permit the Company’s wholly owned subsidiary, Community Bank–Wheaton/Glen Ellyn (the “Bank”), to meet the capital levels requirements of the Consent Order (the “Order”) it entered with the Federal Deposit Insurance Corporation and the Illinois Department of Financial and Professional Regulation in January 2011. The Order requires the Bank to achieve Tier 1 capital at least equal to 8% of total assets and total capital at least equal to 12% of risk-weighted assets within 120 days. At September 30, 2012, these capital ratios were 2.9% and 5.5%, respectively. As a result, the Bank is currently deemed to be “significantly undercapitalized” pursuant to the regulatory framework for prompt corrective action. If the Company cannot consummate the Offering, it may not be able to prevent further deterioration in its financial condition or continue as a going concern and other adverse regulatory actions may be taken as discussed elsewhere in this written consent solicitation statement. If the Bank is placed into receivership, it is possible that the Company would be required to cease operations and liquidate or seek bankruptcy protection. If the Company were to liquidate or seek bankruptcy protection, we do not believe that there would be any assets available to the holders of the capital stock of the Company. The report of the Company’s independent registered public accounting firm for the year ended December 31, 2011 contains an explanatory paragraph as to the Company’s ability to continue as a going concern primarily because (i) the Company reported significant losses during 2011 and 2010 and (ii) the Company has not sufficiently demonstrated its ability to meet the capital requirements set forth in the Order or its ability to meet its obligations under a loan agreement that it has entered into with an unaffiliated third party lender.

Our Board of Directors unanimously recommends that you consent to the approval of the proposed amendments to the Certificate of Incorporation. Although our Board of Directors has approved the proposed amendments to the Certificate of Incorporation, the amendments must also be approved by a majority of our outstanding shares of Common Stock as of the November 16, 2012 record date. As a result, the amendments will be approved when we have received consents to the approval of the amendments from stockholders representing a majority of the outstanding shares of Common Stock.

Your consent is important regardless of the number of shares of stock that you hold. If your shares of Common Stock are registered in your name and you consent to the approval of the proposed amendments, please submit your consent via the Internet or telephone or mark the “CONSENT” box on the enclosed written consent form to vote in favor of the proposed amendments to the Certificate of Incorporation, and complete, date, sign, and return your written consent form to us by December 12, 2012. If your shares of Common Stock are held in the name of a brokerage firm, bank, dealer, trust company or other nominee, only it can execute a consent representing your shares of Common Stock and only upon receipt of your specific instructions. Accordingly, you should follow the instructions included in the materials that you have received or contact the person responsible for your account and give instructions to consent to the proposals on your behalf.

By Order of the Board of Directors,

/s/ Christopher P. Barton
Christopher P. Barton
Corporate Secretary

Glen Ellyn, Illinois

November 29, 2012

NOTICE REGARDING FORWARD-LOOKING STATEMENTS

This document and the information incorporated by reference in this document include forward-looking statements. These forward-looking statements are based on management’s beliefs and assumptions and on information currently available to the Company’s management and involve external risks and uncertainties, including, but not limited to, those described under “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2011. Forward-looking statements include information concerning the Company’s possible or assumed future results of operations and statements preceded by, followed by or that include the words “believes,” “expects,” “anticipates,” “intends,” “plans,” “estimates” or similar expressions. The Company intends these forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and the Company is including this statement for purposes of these safe harbor provisions. Forward-looking statements can often be identified by the use of words like “estimate,” “project,” “intend,” “anticipate,” “expect” and similar expressions. These forward-looking statements include:

•	Statements of the Company’s goals, intentions and expectations;

•	Statements regarding the Company’s business plan and growth strategies;

•	Statements regarding the asset quality of the Company’s loan and investment portfolios; and

•	Estimates of the Company’s risks and future costs and benefits.

The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations and future prospects of the Company and its subsidiaries include, but are not limited to, the following:

•

The Company’s ability to satisfactorily complete or execute its strategic initiatives and business plans, including the Company’s ability to consummate the private placement offering discussed in this written consent solicitation statement and to effectively use the proceeds raised in the Offering;

•

The strength of the United States economy in general and the strength of the local economies in which the Company conducts its operations which may be less favorable than expected and may result in, among other things, an escalation in problem assets and foreclosures, a deterioration in the credit quality and value of the Company’s assets, especially real estate, which, in turn would likely reduce our customers’ borrowing power and the value of assets and collateral associated with our existing loans;

•	The potential impact of the Company’s participation in the U.S. Department of Treasury’s Troubled Asset Relief Program’s Capital Purchase Program;

•	The effects of, and changes in, federal, state and local laws, regulations and policies affecting banking, securities, insurance and monetary and financial matters;

•	The failure of assumptions underlying the establishment of our allowance for loan losses, that may prove to be materially incorrect or may not be borne out by subsequent events;

•	The success and timing of our business strategies and our ability to effectively carry out our business plan;

•	An inability to meet our liquidity needs;

•

The effect of changes in accounting policies and practices, as may be adopted from time-to-time by bank regulatory agencies, the Securities and Exchange Commission, the Public Company Accounting Oversight Board, the Financial Accounting Standards Board or other accounting standards setters;

•

The effects of, and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System, inflation, interest rate, market and monetary fluctuations;

•	The risks of changes in interest rates on the level and composition of deposits, loan demand and the values of loan collateral, securities and interest sensitive assets and liabilities;

•

Our ability to comply with the requirements of the consent order we have entered into with the Federal Deposit Insurance Corporation and Illinois Department of Financial and Professional Regulation and the mandatory provisions of 12 U.S.C. § 1831o and 12 C.F.R. § 325 (subpart B), as well as the effect of further changes to our regulatory ratings or capital levels under the regulatory framework for prompt corrective action or the imposition of additional enforcement action by regulatory authorities upon the Company or its wholly owned subsidiary as a result of our inability to comply with applicable laws, regulations, regulatory orders and agreements;

•	Our ability to continue to operate as a going concern;

•	Our ability to effectively manage market risk, credit risk and operational risk;

•	The ability of the Company to compete with other financial institutions as effectively as the Company currently intends due to increases in competitive pressures in the financial services sector;

•	The inability of the Company to obtain new customers and to retain existing customers;

•	The timely development and acceptance of products and services including services, products and services offered through alternative delivery channels such as the Internet;

•

Technological changes implemented by the Company and by other parties, including third party vendors, which may be more difficult or more expensive than anticipated or which may have unforeseen consequences to the Company and its customers;

•	The ability of the Company to develop and maintain secure and reliable electronic systems;

•	The ability of the Company to retain key executives and employees and the difficulty that the Company may experience in replacing key executives and employees in an effective manner;

•	Business combinations and the integration of acquired businesses which may be more difficult or expensive than expected;

•	The costs, effects and outcomes of existing or future litigation; and

•	The ability of the Company to manage the risks associated with the foregoing.

Because of these and other uncertainties, the Company’s actual future results may be materially different from the results indicated by these forward-looking statements. In addition, the Company’s past results of operations do not necessarily indicate its future results. The Company does not undertake any obligation to update any forward-looking statement to reflect circumstances or events that occur after the date such forward-looking statement is made.

QUESTIONS AND ANSWERS ABOUT THE WRITTEN CONSENT SOLICITATION

Who is making the solicitation?

The solicitation is being made by the Board of Directors of Community Financial Shares, Inc. (the “Company”). The Company is the parent company of Community Bank-Wheaton/Glen Ellyn (the “Bank”), an Illinois state chartered bank that primarily serves the financial needs of the communities of Wheaton and Glen Ellyn. The Company’s headquarters are located at 357 Roosevelt Road, Glen Ellyn, Illinois 60137.

Who is paying for the solicitation?

The Company will pay all costs of the written consent solicitation and will not seek reimbursement of those costs. In addition to the solicitation by mail, the directors, officers and employees of the Company may also solicit consents from stockholders by telephone or in person. Upon request, the Company will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses in sending this consent solicitation statement to beneficial owners.

What are we asking that the stockholders consent to?

We are asking you to consent to the approval of (i) a proposal to amend the Company’s Certificate of Incorporation to increase the authorized number of shares of our common stock, no par value (the “Common Stock”), to seventy-five million (75,000,000) shares from five million (5,000,000) shares, and (ii) a proposal to amend the Company’s Certificate of Incorporation to revise Article Tenth of the Certificate of Incorporation to specify that each outstanding share of Common Stock shall be entitled to one vote on each matter submitted to a vote of the Company’s stockholders. The amendment of Article Tenth as set forth above will not change the existing voting rights of the holders of the Common Stock in any way.

Why are we soliciting your consent?

On November 13, 2012, the Company entered into a Securities Purchase Agreement (the “Agreement”) with certain accredited investors and members of the Company’s Board of Directors and members of executive management pursuant to which the Company will raise between approximately $24.0 million and $29.4 million in gross proceeds in a private placement offering and a rights offering. The private placement offering and rights offering transaction are sometimes collectively referred to as the “Offering.” The Offering transactions cannot take place unless the amendments to the Company’s Certificate of Incorporation that are proposed by this consent solicitation are approved by a majority of the Company’s current shareholders.

Why do we need to approve the amendments to the Certificate of Incorporation?

As noted above, the Agreement requires that the amendments to the Certificate of Incorporation proposed by these materials be approved in order to consummative the Offering. The amendments are necessary to permit the Company to issue the shares of Common Stock and preferred stock in the Offering, and to allow those shares to have the conversion and voting rights required by the Agreement’s terms. For more information on the Offering and the conversion and voting rights of the holders of the preferred stock, see “The Offering—General”, and “—Terms of the Preferred Stock.” Additionally, while the Agreement and its related documents are not included with these materials, they were filed via a Current Report on Form 8-K with the U.S. Securities and Exchange Commission (the “SEC”) on November 14, 2012 and are available via the Internet at the SEC’s website (www.sec.gov).

Why is it important that the Offering transactions be completed?

As previously disclosed, on January 21, 2011, the Bank consented to the issuance of a Consent Order (the “Order”) by the Federal Deposit Insurance Corporation and the Illinois Department of Financial and Professional Regulation. The Order requires the Bank to achieve Tier 1 capital at least equal to 8% of total assets and total capital at least equal to 12% of risk-weighted assets within 120 days. At September 30, 2012, these capital ratios were 2.9% and 5.5%, respectively. As a result, the Bank is currently deemed to be “significantly undercapitalized” pursuant to the regulatory framework for prompt corrective action. The Board of Directors believes that the approval of the proposed amendments to the Certificate of Incorporation and the completion of the Offering are imperative so that the Bank may meet and exceed the capital levels required by the Order. If the Company cannot consummate the Offering and raise additional capital, it may not be able to prevent further deterioration in its financial condition or continue as a going concern and other regulatory actions may be taken, including placing the Bank into receivership with the Federal Deposit Insurance Corporation. If the Bank is placed into receivership, it is possible that the Company would be required to cease operations and liquidate or seek bankruptcy protection. If the Company were to liquidate or seek bankruptcy protection, we do not believe that there would be any assets available to the holders of the capital stock of the Company.

Additionally, the Board also believes that the completion of the Offering transactions will provide the Bank with sufficient capital that may be needed to address any future additional asset quality challenges that may arise. Further, following the first closing (and subject to the receipt of requisite regulatory approvals,) three of the investors will appoint representatives to the Board of Directors, and a fourth new director, Donald H. Wilson, will be appointed as Chairman of the Board in connection the retirement of Donald H. Fischer, the current Chairman of the Company’s Board of Directors. The Board believes that the combination of the business and strategic experience brought by the new Board members, together with the additional capital raised, will enable the Company to implement business strategies and take advantage of market opportunities that are expected to strengthen and grow the Company and, in turn, build shareholder value. For more information on the Board of Directors following the Offering, see “The Offering—Board Representation.”

How will the Company utilize the proceeds from the Offering?

The Agreement provides that, following the first closing, the Company must use a portion of the Offering proceeds to repay the Company’s current indebtedness to a third party bank and to redeem the $6.9 million in preferred stock previously issued to the Department of Treasury under the TARP Capital Purchase Program (the “TARP Preferred Stock”). On November 13, 2012, the Company entered into a securities purchase agreement with the U.S. Department pursuant to which it will repurchase the TARP Preferred Stock from the U.S. Department of Treasury, subject to the completion of the private placement offering and the receipt of Federal Reserve Board approval (which the Company has applied for but not yet received), for approximately 45% of the total par value of the TARP Preferred Stock and any accrued and unpaid dividends thereon. On May 3, 2012, the Company also entered into a letter agreement with its third party lender pursuant to which the institution agreed to accept $900,000 as full satisfaction of the Company’s $1.3 million indebtedness. The Company will use the remaining proceeds from the Offering to increase the Bank’s capital levels in accordance with the terms of the Order and to further capitalize the Company.

If the Offering transactions are completed, will current stockholders experience dilution of their ownership interests in the Company?

Yes. If the Offering transactions are completed, current stockholders’ ownership interests would be diluted by up to approximately 4.93% following the first closing. Additionally, the Company would be authorized to issue additional shares in the future without further stockholder consent. If additional authorized shares of Common Stock (or securities convertible into or exchangeable or exercisable for shares of Common Stock, such as the Series C Preferred Stock) are issued, the Company’s existing stockholders could, depending upon the price realized, experience dilution of earnings per common share and equity per common share and their voting rights could be diminished proportionately.

Who may consent to the proposed amendments to the Certificate of Incorporation?

If you were a record owner of shares of Common Stock as of the close of business on November 16, 2012, you have the right to consent to the proposed amendments to the Certificate of Incorporation.

You also have the right to consent to the proposed amendments to the Certificate of Incorporation with respect to any shares of Common Stock of which you are the beneficial owner as of November 16, 2012, the record date for this written consent solicitation, but which are registered in the name of a bank, broker firm, dealer, trust company or other nominee. Please see the section titled “Information on Voting Your Common Stock” for details regarding how to instruct your bank, broker firm, dealer, trust company or other nominee to consent to the proposed amendments to the Certificate of Incorporation.

When is the deadline for submitting consents?

For the proposed amendments to the Certificate of Incorporation to be approved, properly completed and unrevoked written consents to the proposed amendments to the Certificate of Incorporation from the holders of record of a majority of the shares of Common Stock outstanding as of the as of the close of business on November 16, 2012 must be delivered to the Company, under Delaware law, within 60 days of the earliest dated written consent delivered to the Company. However, we have set December 12, 2012 as the deadline for submission of written consents, but we reserve the right to extend such deadline. Effectively, this means that you have until December 12, 2012 to consent to the proposed amendments to the Certificate of Incorporation. We urge you to act promptly to ensure that your consent will count. See “Consent Procedures” for additional information regarding the procedures governing this consent solicitation.

How many consents must be granted in favor of the proposed amendments to the Certificate of Incorporation?

The proposed amendments to the Certificate of Incorporation will be approved when properly completed, unrevoked consents are submitted by the holders of a majority of the outstanding shares as of the close of business on November 16, 2012, provided that such consents are delivered to the Company within 60 calendar days of the date of the earliest dated consent delivered to the Company. There were 1,245,267 shares of Common Stock outstanding as of the November 16, 2012 record date. Accordingly, the consent of the holders of at least 622,634 shares of Common Stock is necessary to effect the proposed amendments to the Certificate of Incorporation. If the holders of at least 622,634 shares of Common Stock consent to the proposed amendments to the Certificate of Incorporation, the Company will promptly announce that stockholders have consented to the proposed amendments, at which time the stockholder action being sought by this written consent solicitation will become effective.

May the consent solicitation be terminated?

Yes, we may terminate the consent solicitation at any time.

What should you do to consent?

If your shares of Common Stock are registered in your own name, please submit your consent to us by telephone or via the Internet, or by signing, dating and returning the enclosed consent card in the postage-paid envelope provided. Submitting your consent by telephone or Internet authorizes your consent in the same manner as if you had signed, dated and returned a consent card.

If your shares of Common Stock are held in the name of a brokerage firm, bank, dealer, trust company or other nominee, only it can execute a consent representing your shares of Common Stock and only upon receipt of your specific instructions. Accordingly, you should follow the instructions included in the materials that you have received or contact the person responsible for your account and give instructions to consent to the proposals on your behalf. Execution and delivery of a consent by a record holder of shares of Common Stock will be presumed to be a consent with respect to all shares held by such record holder unless the consent specifies otherwise.

What should I do if I decide to revoke my consent?

An executed consent card may be revoked at any time before the action authorized by the executed consent becomes effective by signing, dating and delivering a written revocation. A revocation may be in any written form validly signed by the record holder as long as it clearly states that the consent previously given is no longer effective. The delivery of a subsequently dated consent card that is properly completed will constitute a revocation of any earlier consent. The revocation may be delivered via the Internet by accessing cfs.ilstk.com or to IST Shareholder Services, the Company’s transfer agent, at 433 S. Carlton Avenue, Wheaton, Illinois 60187. If the holders of at least 622,634 shares of Common Stock consent to the proposed amendments to the Certificate of Incorporation, the Company will promptly announce that stockholders have consented to the proposed amendments, at which time the stockholder action being sought by this written consent solicitation will become effective and stockholders will no longer be entitled to revoke executed consent cards.

Please note, however, if your shares are held in the name of a brokerage firm, bank or other nominee, only it can execute a revocation of a previously executed consent representing your shares and only on receipt of your specific instructions. Accordingly, if you wish to revoke a previously executed consent, you should follow the instructions included in the materials that you have received or contact the person responsible for your account and give instructions to execute a written revocation on your behalf. You can also revoke your consent by signing, dating and returning a later dated consent card.

Whom should you call if you have questions about the solicitation?

If your shares of Common Stock are registered in your name and you have any questions regarding this consent solicitation statement, please call IST Shareholder Services, the Company’s transfer agent, at (630) 480-0393. If your shares of Common Stock are held in the name of a brokerage firm, bank, dealer, trust company or other nominee and you have any questions regarding this consent solicitation statement, please contact our proxy solicitor, AST Phoenix Advisors, at (866) 721-1324.

IMPORTANT NOTICE REGARDING THE INTERNET AVAILABILITY OF CONSENT MATERIALS

This consent solicitation statement and the enclosed written consent form are available electronically at cfs.ilstk.com.

INFORMATION ON VOTING YOUR COMMON STOCK

If your shares of Common Stock are registered in your own name, please submit your consent to us today by signing, dating and returning the enclosed consent card in the postage-paid envelope provided. If your shares of Common Stock are registered in your own name, you may also submit your consent to us by telephone or via the Internet by following the instructions on your consent card.

If you hold your shares in “street” name with a bank, broker firm, dealer, trust company or other nominee, only they can exercise your right to consent with respect to your shares of Common Stock and only upon receipt of your specific instructions. Accordingly, it is critical that you promptly give instructions to consent to the proposed amendments to the Company’s Certificate of Incorporation to your bank, broker firm, dealer, trust company or other nominee. Please follow the instructions to consent provided on the enclosed consent card. If your bank, broker firm, dealer, trust company or other nominee provides for consent instructions to be delivered to them by telephone or Internet, instructions will be included on the enclosed consent card.

Execution and delivery of a consent by a record holder of shares of Common Stock will be presumed to be a consent with respect to all shares held by such record holder unless the consent specifies otherwise.

Only holders of record of shares of Common Stock as of the close of business on the November 16, 2012 record date will be entitled to consent to the proposed amendments to the Company’s Certificate of Incorporation. If you are a stockholder of record as of the close of business on November 16, 2012, you will retain your right to consent even if you sell your shares of Common Stock after November 16, 2012.

IF YOU TAKE NO ACTION, YOU WILL IN EFFECT BE REJECTING THE PROPOSED AMENDMENTS TO THE COMPANY’S CERTIFICATE OF INCORPORATION. ABSTENTIONS, FAILURES TO CONSENT AND BROKER NON-VOTES WILL HAVE THE SAME EFFECT AS WITHHOLDING CONSENT.

If your shares of Common Stock are registered in your name and you have any questions regarding your consent card, please call IST Shareholder Services, the Company’s transfer agent, at (630) 480-0393. If your shares of Common Stock are held in the name of a brokerage firm, bank, dealer, trust company or other nominee and you have any questions regarding your consent card or need assistance in voting your shares, please contact our proxy solicitor, AST Phoenix Advisors, at (866) 721-1324.

BACKGROUND OF THE OFFERING

Like many financial institutions across the United States, our operations have been impacted by recent economic conditions. During 2008 and 2009, the economic crisis that was initially confined to residential real estate and subprime lending evolved into a global economic crisis that negatively impacted not only liquidity and credit quality but also economic indicators such as the labor market, the capital markets and real estate values. As a result of this significant downturn, we have been adversely affected by declines in the residential and commercial real estate market in our market area.

Declining home prices, slowing economic conditions and increasing levels of delinquencies and foreclosures have negatively affected the credit performance of our residential real estate and commercial real estate loans, resulting in an increase in our level of nonperforming assets and loans past due 90 days or more and still accruing interest and charge-offs of problem loans. At the same time, competition among depository institutions in our markets for deposits and quality loans has increased significantly. These market conditions have led to increased deficiencies in our loan portfolio and increased market volatility. Our allowance for loan losses was $5.3 million, representing 2.7% of total loans, as of September 30, 2012, compared to an allowance of $8.9 million, or 4.3% of total loans, as of December 31, 2011, $7.7 million, or 3.4% of total loans, at December 31, 2010 and $4.8 million, or 2.0% of total loans, at December 31, 2009. Our nonperforming assets have also increased to $23.1 million, or 7.1% of total assets, at December 31, 2011 from $3.0 million, or 1.0% of total assets, at December 31, 2008.

On July 8, 2010, as a result of the Company’s deteriorating asset quality and its negative impact on the Company’s and Bank’s capital levels, the Company evaluated its strategic alternatives and engaged the investment banking firm of FIG Partners LLC (“FIG Partners”) to provide placement agent advisory services with respect to a potential capital raise. Following its engagement, FIG Partners conducted a due diligence review of the Company and began to introduce the Company to various accredited investors. During the fall of 2010 and the winter of 2011, FIG Partners continued to arrange investor meetings and facilitate due diligence investigations of the Company by various investors. Given the state of the banking industry, particularly in the Midwest, it was determined that a successful capital raise would require that the Company restructure its TARP Preferred Stock and, ultimately, a $1.3 million loan facility with an independent third party bank. Negotiations with the Department of Treasury commenced shortly thereafter.

On January 21, 2011, the Bank consented to the issuance of the Order, which required the Bank to achieve Tier 1 capital at least equal to 8% of total assets and total capital at least equal to 12% of risk-weighted assets within 120 days. At September 30, 2012, these capital ratios were 2.9% and 5.5%, respectively. As a result, the Bank is currently deemed to be “significantly undercapitalized” pursuant to the regulatory framework for prompt corrective action.

In the spring of 2011, as a result of difficulties with the capital raising process and the increased capital requirements set forth in the Order, the Company and FIG Partners determined to search for an individual with significant executive experience in the banking industry who could augment the Company’s executive leadership team and assist with its capital raising efforts. As a result, Donald H. Wilson, the Chairman and Chief Executive Officer of Stone Pillar Advisors, Ltd., a financial advisory firm, was contacted and met with members of the Company’s Board and executive management to determine if he would serve in these strategic capacities. Mr. Wilson has more than 25 years of experience in the banking industry, including 12 years in the bank examination and economic research divisions at the Federal Reserve Bank of Chicago, and 15 years in executive management positions at several large Midwest financial institutions and financial services companies. The Board believed that with Mr. Wilson as part of the Company’s future management team, the likelihood of a successful capital raise and enhancement of shareholder value would be maximized. In June 2011, Mr. Wilson agreed to assist the Company with its capital raising efforts and to serve as Chairman of the Company’s Board of Directors following the completion of a private placement offering.

In July 2011, FIG Partners commenced a new round of investor meetings and, on July 22, 2011, FIG Partners approached Clinton Group, Inc. (“Clinton Group”) about serving as a potential lead investor in a private placement offering. Clinton Group conducted a due diligence investigation of the Company in November 2011. On January 18, 2012, the Company and Clinton Group executed an initial term sheet regarding the proposed private placement offering and FIG Partners began to seek additional investors to participate in the transaction. Included in the initial term sheet for the private placement was the condition that the Company’s existing shareholders be permitted to participate in a rights offering at $1.00 per share (the same per share price of the common stock of the Company (the “Common Stock”) and the Common Stock equivalent price of the preferred stock being sold to the investors).

In March 2012, FIG Partners received sufficient indications of interest from potential investors to commence a private placement offering that would raise at least $24.0 million in capital, subject to the Company’s ability restructure the TARP Preferred Stock and its indebtedness to a third party bank at acceptable levels. Acceptable financial terms for these restructurings were initially negotiated in April and May. The Company’s legal counsel subsequently began to prepare and to negotiate a definitive securities purchase agreements with legal counsel for the Clinton Group. Following these negotiations, the Company’s legal counsel presented draft definitive agreements to certain institutional investors advised by the same investment advisor (collectively, the “Second Lead Investor”). During this time, the Company also negotiated an agreement with the Department of Treasury to restructure the terms of the TARP Preferred Stock. On June 15, 2012, the Company’s Board of Directors met to review the draft definitive agreements, and was presented with updated draft agreements on July 18, 2012. Negotiation of the draft agreements with the investors continued through September 2012. During this time, the draft Offering agreements were also reviewed by the Company’s federal regulator. In October 2012, the draft negotiated agreements were distributed to approximately 60 other investors including institutional investors, accredited investors, members of the Company’s Board of Directors and executive management team, Mr. Wilson, and several employees of Company’s placement agent. On November 13, 2012, the Company’s Board of Directors met to review the updated negotiated Offering agreements and approved and authorized their execution, and the agreements were executed on that date. The separate securities purchase agreement negotiated with the Department of Treasury memorializing the restructured terms of the TARP Preferred Stock was also approved by the Board and entered into on November 13, 2012. The Company’s repurchase of the TARP Preferred Stock is subject to the approval of the Federal Reserve Board, for which the Company has applied but not yet received. The completion of the Offering is contingent upon Federal Reserve Board approval and the redemption of the TARP Preferred Stock.

THE OFFERING

General

On November 13, 2012, the Company entered into the Agreement pursuant to which the Company will raise between $24.0 million and $29.4 million in gross proceeds in a private placement transaction and registered rights offering. Upon the first closing of the Offering, the Company will issue and sell 4,315,300 shares of Common Stock at $1.00 per share, 133,411 shares of voting preferred stock (the “Series C Preferred Stock”) and 63,436 shares of nonvoting preferred stock. The nonvoting preferred will be divided among 56,708 shares of “Series D Preferred Stock” and 6,728 shares of “Series E Preferred Stock.” The shares of Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock will each be sold to investors at a price of $100.00 per share. Each share of the Series C Preferred Stock will vote as a single class with the Common Stock and will be convertible, at the sole discretion of the holder of such shares, into 100 shares of Common Stock and will be entitled to 100 votes with respect to any matter presented to the holders of Common Stock. The shares of Series D Preferred Stock and Series E Preferred Stock will also be convertible into shares of Series C Preferred Stock or shares of Common Stock under certain circumstances. The shares of Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock are sometimes collectively referred to as the “Preferred Stock.” For more information on the rights of the Preferred Stock, see “The Offering—Terms of the Preferred Stock.”

After the first closing, the Company will commence a rights offering pursuant to which existing holders of the Common Stock (not the investors) will be able to purchase up to an aggregate of three million shares of Common Stock at $1.00 per share. To the extent the rights offering dilutes their ownership interests, four of the investors will have the option of purchasing additional shares of Preferred Stock at a second closing to permit them to maintain the ownership interest in the Company’s shares that those investors had immediately after the first closing. Assuming that existing shareholders purchased all shares of Common Stock available in the rights offering, these four investors would have the ability to purchase up to a maximum of approximately $2.4 million worth of additional Preferred Stock in the second closing. The first closing, the rights offering and the second closing are sometimes collectively referred to as the “Offering.”

In order to sell and issue the maximum number of shares Common Stock and the Preferred Stock in the Offering, and so as to allow for the conversion of the maximum number of shares of Preferred Stock into shares of Common Stock (subject to the applicable limitations set forth in the Agreement), the Company needs to be authorized to issue at least 29,424,700 shares of Common Stock under the terms of the Agreement.

Investors

Clinton Group and the Second Lead Investor will serve as lead investors in connection with the Offering. The lead investors will invest approximately $6.3 million and $2.5 million, respectively. In exchange for its investment, Clinton Group will receive 18,713 shares of Series C Preferred Stock and 44,148 shares of Series D Preferred Stock. In exchange for its investment, the Second Lead Investor will receive, in the aggregate, 18,713 shares of Series C Preferred Stock and 6,280 shares of Series D Preferred Stock. Following the first closing, each lead investor will have a 9.9% voting interest in the Company, while Clinton Group will own a 24.9% economic interest in the Company and the Second Lead Investor will own, in the aggregate, a 9.9% economic interest in the Company. The lead investors represent three of the four investors who have the right to participate in the second closing in order to preserve the percentage ownership interests that they acquire in the Company at the first closing. The other investors in the Offering consist of approximately 60 additional investors, including 11 current members of the Board and executive management and Mr. Wilson, the proposed Chairman of the Board, who will collectively purchase 886,066 shares of Common Stock and 3,500 shares of Preferred Stock. The non-lead investors are expected to each invest between $5,000 and $2.5 million and are expected to have voting interests in the Company ranging from 0.1% to 9.9%.

Closings

As noted above, the Agreement contemplates that the Company will conduct two closings in connection with the Offering. The first closing will occur within two business days following the satisfaction or waiver of the closing conditions set forth in the Agreement, or on such other date as the parties agree. The first closing will result in $24.0 million in gross proceeds.

The second closing will follow the completion of the rights offering. Participation in the second closing is voluntary. As described above, the purpose of the second closing is to provide four investors with the ability to purchase additional shares to the extent their ownership interests in the Company were diluted by the issuance of shares in the rights offering. The second closing will occur within ten business days after the Company calculates and provides notice to investors regarding the number of shares of Preferred Stock that are required to be issued and sold in order to provide each electing investor with the same ownership interest as each electing investor held after the first closing, or on such other date as the parties agree.

Terms of the Common Stock

Voting Rights. Each outstanding share of Common Stock shall entitle the holder thereof to one vote on all matters which are to be voted on, including the election of directors. Voting on all matters is non-cumulative. A majority of the shares entitled to vote, present in person or represented by proxy, shall constitute a quorum at a meeting of stockholders. Subject to the rights and preferences of the holders of the Preferred Stock, the affirmative vote of a majority of all shares of Company entitled to vote permits (1) the amendment, alteration, change or repeal of the Certificate of Incorporation; (2) the approval of a merger or consolidation with or into another corporation; (3) the sale, lease or other exchange of all or substantially all the assets of Company; or (4) the dissolution of Company. Stockholders have or will have appraisal rights in connection with a merger or consolidation, but will not have appraisal rights in the event of a sale of all or substantially all of the Company assets.

Dividend Rights. Subject to the rights and preferences of the holders of the Preferred Stock, the holders of Common Stock have the right to receive, pro rata, such dividends as are declared by the Board of Directors out of funds legally available therefor.

Liquidation Rights. Subject to the rights and preferences of the holders of the Preferred Stock, in the event of liquidation of Company the holders of Common Stock shall be entitled to receive, pro rata, all the remaining assets available for distribution to stockholders.

Terms of the Preferred Stock

Series C Preferred Stock

Voting Rights. Each share of the Series C Preferred Stock will be entitled to the number of votes equal to the number of shares of Common Stock into which each share of Series C Preferred Stock is convertible (initially 100) with respect to any matter presented to the common stockholders. In addition, for so long as any shares of Series C Preferred Stock are outstanding, the Company may not (including by means of merger, consolidation or otherwise), without obtaining the approval of the holders of a majority of the outstanding shares of Series C Preferred Stock: (i) issue additional amounts or classes of senior securities or reclassify any junior or parity securities into senior securities; (ii) modify the terms of the Series C Preferred Stock or the bylaws of the Company so as to significantly and adversely affect the rights or preferences of the Series C Preferred Stock; (iii) approve or effect the liquidation, dissolution or winding up of the Company’s business and affairs in any form of transaction; (iv) pay dividends when preferred dividends on the Series C Preferred Stock are in arrears; or (v) take any other actions which, under the laws of Delaware or any other applicable law, requires the prior approval of the Series C Preferred Stock voting as a separate class.

Conversion Rights. Each share of Series C Preferred Stock will be convertible, at the sole discretion of the holder of such shares, initially into 100 shares of Common Stock. Upon the receipt of a conversion notice from a holder of Series C Preferred Stock, the Company must (i) notify its transfer agent of the proposed conversion within one trading day and (ii) instruct the transfer agent to issue the applicable number of shares of Common Stock to the holder of the Series C Preferred Stock in book entry or certificate form within three trading days from the date on which the Company received the holder’s conversion notice. If the Company fails to deliver the shares of Common Stock within three trading days of its receipt of the conversion notice, the Company must pay the holder of Series C Preferred Stock an amount equal to 0.5% of the product of (x) the number of shares of Common Stock not issued to the holder multiplied by (y) the closing price of the Common Stock on the date the shares of Common Stock were required to be delivered. If the Company fails to pay these damages within five business days of the date incurred, such payments will bear interest at a rate of 1.5% per month (pro rated for partial months) until such payments are made.

Rank. With respect to dividend and liquidation rights, the Series C Preferred Stock will rank: (i) subordinate and junior to the Company’s TARP Preferred Stock, senior indebtedness and any future Company securities that, by their terms, are senior to the Series C Preferred Stock; (ii) on parity with the Series D Preferred Stock and Series E Preferred Stock and any future Company securities that, by their terms, are on parity to the Series C Preferred Stock; and (iii) senior to the Common Stock and any future Company securities that, by their terms, are not senior to or on parity with the Series C Preferred Stock

Dividend Rights. Dividends may be paid on the Series C Preferred Stock as and when declared by the Board of Directors of the Company, subject to the prior and superior rights of the holders of any senior securities. In addition, the Series C Preferred Stock will participate in all Common Stock dividends on an as converted basis, and no dividends shall be payable on any junior securities or parity securities unless an identical dividend is payable at the same time on the Series C Preferred Stock.

Liquidation Rights. In the event of any liquidation, dissolution or winding up of the Company’s affairs, whether voluntary or involuntary, holders of the Series C Preferred Stock will be entitled to receive a liquidation preference, subject to the rights of any creditors of the Company, before any distributions of the Company’s assets are made to the holders of the Common Stock. The liquidation preference will be equal to the greater of (i) the sum of (x) $100.00 per share of Series C Preferred Stock (as adjusted for any split, subdivision, combination, consolidation or similar event with respect to the Series C Preferred Stock) and (y) the amount of any declared but unpaid distributions to the date of payment and (ii) the amount such holder would have received if the Series C Preferred Stock had been fully converted into Common Stock immediately prior to the liquidation, dissolution or winding up.

In addition, the consummation of a “change in control” of the Company will constitute a liquidation, dissolution or winding up of the Company for purposes of the Series C Preferred Stock’s liquidation preference. For this purpose, a “change in control” is defined as any of the following transactions that is approved by at least a majority of the members of the Company’s Board of Directors: (i) an acquisition by any person (other than the Company, the current members of its Board of Directors and their descendants, or certain Company or Bank benefit plans) of Company common stock that causes such person to own fifty percent (50%) or more of the combined voting power of the Company’s then outstanding voting securities; (ii) a reorganization, merger, consolidation or other corporate transaction involving the Company with respect to which the shareholders of the Company immediately prior to such transaction do not, immediately after the transaction, own more than fifty percent (50%) of the combined voting power of the surviving entity; (iii) the sale, transfer or assignment of all or substantially all of the assets of the Company to any third party; or (iv) any other transactions or series of related transactions that have substantially the same effect as the transactions specified in (i) through (iii) above as reasonably determined by the Board of Directors. In such circumstances, in lieu of participating in a change of control, the holders of the Series C Preferred Stock may elect to require the Company to make the liquidation payment for any or all of the shares of their Preferred Stock concurrently with the consummation of a change in control or pay interest thereon at a rate equal to the lesser of (i) 25% per annum or (ii) the maximum rate permitted by applicable law.

Anti-Dilution Rights. The Series C Preferred Stock provides for standard anti-dilution adjustments for combinations or divisions of Common Stock, the reclassification or reorganization of the Common Stock, and for dividends and distributions in shares of Common Stock.

Series D Preferred Stock. Except with respect to voting rights, conversion rights and anti-dilution rights, the Series D Preferred Stock generally has the same preferences, limitations, and relative rights as, and is identical in all respects to, the Series C Preferred Stock.

Voting Rights. The Series D Preferred Stock generally does not have any voting rights. However, for so long as any shares of Series D Preferred Stock are outstanding, the Company may not (including by means of merger, consolidation or otherwise), without obtaining the approval of the holders of a majority of the outstanding shares of Series D Preferred Stock: (i) issue additional amounts or classes of senior securities or reclassify any junior or parity securities into senior securities; (ii) modify the terms of the Series D Preferred Stock or the bylaws of the Company so as to significantly and adversely affect the rights or preferences of the Series D Preferred Stock; (iii) approve or effect the liquidation, dissolution or winding up of the Company’s business and affairs in any form of transaction; (iv) pay dividends when preferred dividends on the Series D Preferred Stock are in arrears; or (v) take any other actions which, under the laws of Delaware or any other applicable law, requires the prior approval of the Series D preferred stock voting as a separate class.

Conversion Rights. The Series D Preferred Stock is convertible into shares of Series C Preferred Stock on a one-for-one basis provided that no such conversion results in any person, together with its affiliates, holding more than a 9.99% voting ownership interest in the Company, excluding for the purposes of this calculation any reduction in ownership resulting from transfers by such person of voting securities of the Company. In addition, each share of Series D Preferred Stock shall be convertible into Common Stock only (i) simultaneously with the closing of a transfer to a transferee of such Series D Preferred Stock pursuant to a permitted transfer (such as (a) a widespread public distribution; (b) a transfer in which no transferee would receive two percent or more of any class of voting securities of the Company; or (c) a transfer to a transferee that would control more than 50% of the voting securities of the Company without any transfer from the holder) and (ii) at the sole discretion of the holder of such shares into 100 shares of Common Stock, upon written notice from the transferee. The conversion procedures for the Series D Preferred Stock and related damages provisions are identical to those of the Series C Preferred Stock.

Anti-Dilution Rights. The Series D Preferred Stock provides for standard anti-dilution adjustments for combinations or divisions of the Series C Preferred Stock, the reclassification or reorganization of the Series D Preferred Stock, and for dividends and distributions in shares of Series C Preferred Stock or Common Stock.

Series E Preferred Stock. The Series E Preferred Stock has the same preferences, limitations, and relative rights as, and is identical in all respects to, shares of Series D Preferred Stock, except that the Series E Preferred Stock is convertible into shares of Series C Preferred Stock provided that no such conversion results in any person, together with its affiliates, holding more than a 4.99% voting ownership interest in the Company, excluding for the purposes of this calculation any reduction in ownership resulting from transfers by such person of voting securities of the Company.

Board Representation

The Agreement provides that, subject to any required regulatory approvals, at the first closing the Company will appoint three individuals approved by the Company (one of whom shall be selected by Clinton Group, one of whom shall be selected by Marlin Capital Corporation and one of whom shall be selected by Phillip J. Timyan (such investors, the “Nominating Investors”)) to (i) serve as a member of the Board of Directors of the Company and each of its subsidiaries and (ii) at the option of such individual, to serve as a member of each of the respective committees of the Boards of Directors of the Company and each of its subsidiaries for which he or she qualifies. Each of the Nominating Investors will have the right to be represented on the Board of Directors of both the Company and each of its subsidiaries by one director of its choice for as long as each maintains at least a 2.5% ownership interest in the Company.

In addition, Donald H. Fischer has informed the Company that he will retire as the Chairman of the Company’s Board of Directors following the first closing. Subject to regulatory approval, Mr. Fischer’s successor will be Donald H. Wilson. As previously discussed, Mr. Wilson is currently the Chairman and Chief Executive Officer of Stone Pillar Advisors, Ltd., a financial services strategic consulting firm, and has more than 25 years of experience in the banking industry. Mr. Wilson began his career at the Federal Reserve Bank of Chicago, serving in the bank examination and economic research divisions, and has subsequently held executive management positions at several large financial institutions and financial services companies.

Following the first closing and the receipt of all regulatory approvals needed to appoint the new directors appointed by the Nominating Investors to the Board of Directors, the size of the Company’s Board of Directors will be fixed at nine members and the Board will be comprised of Donald H. Wilson (Chairman), five current directors of the Company and the three individuals selected by the Nominating Investors. Aside from Mr. Fischer, it has not been determined which other current directors will retire from the Board of Directors following the Offering. The Company will file a timely Current Report on Form 8-K to disclose its receipt of any future notifications of director resignations.

Use of Proceeds

The Agreement provides that, following the first closing, the Company must use a portion of the Offering proceeds to repay the Company’s current indebtedness to a third party bank and to redeem the shares of its TARP Preferred Stock. On November 13, 2012, the Company entered into a securities purchase agreement with the U.S. Department pursuant to which it will repurchase the TARP Preferred Stock from the U.S. Department of Treasury, subject to the completion of the private placement offering and the receipt of Federal Reserve Board approval, (which the Company has applied for but not yet received), for approximately 45% of the total par value of the TARP Preferred Stock and any accrued and unpaid dividends thereon. On May 3, 2012, the Company also entered into a letter agreement with its third party lender pursuant to which the institution agreed to accept $900,000 as full satisfaction of the Company’s $1.3 million indebtedness. The Company will use the remaining proceeds from the Offering to increase the Bank’s capital levels in accordance with the terms of the Order and to further capitalize the Company.

Most Favored Nation Clause

The Agreement provides that, if the Company issues any securities on terms that are more favorable than those set forth in the Agreement during the three year period following the second closing, the Agreement will be modified to provide the investors with the more favorable economic and/or legal terms associated with the subsequent offering.

Non-Dilution Rights

The Company agrees that, from the date of the Agreement until the one-year anniversary of the date of the first closing, neither the Company nor the Bank will issue any additional shares of Common Stock or other securities convertible into shares of Common Stock without the consent of the investors or the approval of two-thirds of the Company’s Board of Directors; provided, however, that issuances of any Company or Bank securities issued on exercise, conversion or exchange of any other Company or Bank securities, Company securities sold in the Offering and rights offering are excluded from this restriction. In addition, the investors may not withhold their consent with respect to any issuance of securities that is required by a banking regulator or other governmental authority. The Agreement further provides that from and after the first closing the Company will give each investor notice of any proposed issuance of capital stock by the Company or one of its subsidiaries at least 20 business days prior to the proposed issuance date. Each investor will be entitled to purchase, at the price and on the terms specified in the notice, the number of shares of capital stock necessary for the investor to maintain its percentage ownership interest directly in the Company and indirectly in the Company’s subsidiaries.

Registration Rights Agreement

Each investor entered into a Registration Rights Agreement in connection with the execution of the Agreement. The Registration Rights Agreement requires the Company to file a registration statement with the Securities and Exchange Commission to register the resale of the shares of Common Stock issuable upon the conversion of the Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock and also provides investors with demand and piggyback registration rights under certain circumstances. The resale registration statement must be filed within 30 days after the first closing and declared effective within 90 days of the first closing. Failure to meet these deadlines, as well as certain other events, will result in the Company being obligated to pay the investors liquidated damages equal to 1.5% of the purchase price paid by the investors for the securities for each event and each monthly anniversary of such event.

Rights Offering to Existing Stockholders

In accordance with the terms of the Agreement, the Company will commence the rights offering as promptly as possible after the first closing in order to give the Company’s existing stockholders an opportunity to purchase shares of Common Stock at $1.00 per share, the same price as the conversion price of the preferred shares offered to investors in connection with the first closing. Under the terms of the Agreement, the rights offering must occur no later than three months after the first closing and is limited to $3.0 million.

The rights offering will afford existing stockholders of the Company with a basic subscription privilege that provides stockholders with the opportunity to purchase up to a prescribed number of shares of our Common Stock at a subscription price of $1.00 per share. In the event that a stockholder purchases all of the shares of our Common Stock available to the stockholder pursuant to the stockholder’s basic subscription privilege, the stockholder may also choose to purchase a portion of any shares of our Common Stock that are not purchased by our other stockholders through the exercise of their basic subscription privileges.

If sufficient shares of Common Stock are available, the Company will reserve the right to honor stockholder oversubscription requests in full. If, however, oversubscription requests exceed the number of shares of Common Stock available for issuance in the rights offering, the Company will allocate the available shares of Common Stock among stockholders who oversubscribed pursuant to a formula described in the rights offering materials.

This consent solicitation statement is not an offer to sell or the solicitation of an offer to buy shares of the Company’s common stock or any other securities, whether under the terms of the rights offering or otherwise. Offers and sales of the Company’s common stock issuable in the rights offering will only be made by means of a prospectus meeting the requirements of the Securities Act of 1933, as amended, and applicable state securities laws, on the terms and subject to the conditions set forth in such prospectus.

Closing Conditions

The Agreement sets forth a series of conditions, in addition to stockholders’ approval of the proposed amendments to the Company’s Certificate of Incorporation, that must be satisfied or waived before the Company and investors are obligated to consummate the Offering. These conditions include:

Accuracy of Representations, Warranties and Performance of Obligations. The representations and warranties of the Company and the investors contained in the Agreement must be true and correct in all material respects as of the date of the Agreement and any closing date and the Company and the investors must have performed and complied with, all of the obligations and agreements required by the Agreement.

Injunctions and Consents. No statute, rule, regulation or other injunction shall have been enacted that prohibits the consummation of the Offering. In addition, the Company and the investors, as applicable, must obtain all governmental approvals and consents necessary to consummate the Offering.

Regulatory Matters. The Agreement provides that, prior to consummating the Offering, each lead investor must receive confirmation, satisfactory to it in its reasonable good faith judgment, from the Federal Reserve Board to the effect that the transactions contemplated by the Agreement will not result in such lead investor or any of its affiliates being deemed in control of the Company for purposes of (i) the Change in Bank Control Act of 1978, as amended, or (ii) otherwise being regulated as a bank holding company within the meaning of the Bank Holding Company Act of 1956, as amended. In addition, no investor can own (or be deemed to own) more than 9.9% of the Company’s voting securities. The Agreement further provides no lead investor shall be required to consummate the Offering if it has received any indication from the Federal Reserve Board, the Federal Deposit Insurance Corporation, the Illinois Department of Financial and Professional Regulation or any other governmental authority that such lead investor or its affiliates or related parties is required to comply with a burdensome regulatory condition in order to consummate the Offering. The Agreement defines a “burdensome regulatory condition” as any requirement imposed by any governmental authority that an investor determines, in its reasonable good faith judgment, is materially and unreasonably burdensome on it, its investment advisor or its (or its investment advisor’s) affiliates, limited partners, members, directors or officers, including, but not limited to, any requirement to disclose any information with regard to its (or its investment advisor’s) limited partners, non-managing members or shareholders, unless otherwise determined by the investor in its sole discretion.

Capital Levels. After giving effect to the closing of the Offering, the Company’s total equity to total assets shall not be less than 6% and the Bank must have capital at levels that are at least equal to those levels required for banks to be considered “well-capitalized” under the applicable regulations of the Federal Deposit Insurance Corporation and any other applicable regulatory capital requirements. The Bank’s Tier 1 risk-based capital ratio must not be less than 10%, its total risk-based capital ratio must not be less than 11% and its Tier 1 leverage ratio must not be less than 8%. In addition, the stockholders’ equity of the Company must not be less than $5.0 million as of the closing of the Offering.

Termination of the Agreement and the Offering

The Agreement may be terminated: (i) by the mutual written agreement of the Company and any investor; (ii) by the Company or any investor if any governmental entity issues any final and non-appealable law, rule, order or injunction or initiates any action prohibiting the Offering; (iii) by the Company or any investor if the first closing has not been consummated by February 13, 2013 (provided that the terminating party is not responsible for the delay); or (iv) by the Company or any investor if the other party is in material violation or breach of any covenant, representation or warranty contained in the Agreement.

PRO FORMA FINANCIAL INFORMATION

Basis of Presentation

The unaudited pro forma consolidated balance sheet tables and pro forma earnings per share tables presented below have been prepared by management to illustrate the impact of the consummation of the Offering assuming gross proceeds of the Offering total $29.4 million and estimated Offering expenses of $2.6 million. The pro forma information, while helpful in illustrating the financial characteristics of the Company following the Offering under one set of assumptions, does not attempt to predict or suggest future results. The pro forma information also does not necessarily reflect what the historical results of the Company would have been had the Offering been completed during the nine months ended September 30, 2012 or the year ended December 31, 2011. The following pro forma information assumes that the TARP Preferred Stock was redeemed and the Company’s $1.3 million loan facility with an independent third party bank was repaid simultaneously with the first closing of the Offering.

Statement of Financial Condition

The following table presents the Company’s unaudited pro forma consolidated statement of financial condition as of September 30, 2012 and December 31, 2011 adjusted for the pro forma impact of the Offering as if the consummation of the Offering had occurred on September 30, 2012 and December 31, 2011, respectively. The pro forma statement of financial condition adjustments reflects cash received of $28.4 million in the Offering and liabilities for direct costs of the Offering of $2.6 million.

	Historical	Pro Forma Nine Months Ended September 30, 2012
(Dollars in thousands)	September 30, 2012	First Closing (Assumes Gross Offering Proceeds of $24.0 Million)	Rights Offering (Assumes Rights Offering Proceeds of $3.0 Million)	Second Closing (Assumes Aggregate First Closing, Rights Offering and Second Closing Proceeds of $29.4 Million)
Assets:
Cash and cash equivalents	$46,447	$43,390	$46,390	$48,790
Securities and other interest earning assets (2)	52,798	72,798	72,798	72,798
Loans, net	194,217	194,217	194,217	194,217
Other assets	40,716	40,716	40,716	40,716
Total assets	$334,178	$351,121	$354,121	$356,521

Liabilities and Stockholders’ Equity
Liabilities:
Deposits	$307,430	$307,430	$307,430	$307,430
Borrowed Funds	14,300	13,000	13,000	13,000
Other liabilities	6,963	6,963	6,963	6,963
Total liabilities	328,693	327,393	327,393	327,393

Stockholders’ Equity:
Preferred stock	7	—	—	—
Common stock-no par value	—	—	—	—
Additional paid-in capital	12,097	29,947	32,947	35,347
Accumulated deficit	(7,326)	(6,926)	(6,926)	(6,926)
Accumulated other comprehensive income, net of taxes	707	707	707	707
Total stockholders’ equity	5,485	23,728	26,728	29,128
Total liabilities and stockholders’ equity	$334,178	$351,121	$354,121	$356,521
Common shares outstanding	1,245,267	25,245,267	28,245,267	30,669,967

(1)	The balance sheet data gives effect to the equity proceeds as of the balance sheet date.

(2)	Assumes that $20.0 million of the Offering proceeds will be initially invested in government agency mortgage backed securities earning a market rate of 3.0% which was available on September 30, 2012. On a long-term basis, the Company intends to use the remaining proceeds to fund loan growth of the types the Company has originated historically. The Company may also use the proceeds for strategic acquisitions of branches or institutions, although it has no current plans or agreements to do so.

	Historical	Pro Forma Year Ended December 31, 2011
(Dollars in thousands)	December 31, 2011	First Closing (Assumes Gross Offering Proceeds of $24.0 Million)	Rights Offering (Assumes Rights Offering Proceeds of $3.0 Million)	Second Closing (Assumes Aggregate First Closing, Rights Offering and Second Closing Proceeds of $29.4 Million)
Assets:
Cash and cash equivalents	$44,258	$41,201	$44,201	$46,601
Securities and other interest earning assets (2)	47,366	67,366	67,366	67,366
Loans, net	198,110	198,110	198,110	198,110
Other assets	39,252	39,252	39,252	39,252
Total assets	$328,986	$345,929	$348,929	$351,329

Liabilities and Stockholders’ Equity
Liabilities:
Deposits	$301,101	$301,101	$301,101	$301,101
Borrowed Funds	14,300	13,000	13,000	13,000
Other liabilities	6,335	6,335	6,335	6,335
Total liabilities	321,736	320,436	320,436	320,436

Stockholders’ Equity:
Preferred stock	7	—	—	—
Common stock-no par value	—	—	—	—
Additional paid-in capital	12,033	29,883	32,883	35,283
Accumulated deficit	(5,407)	(5,007)	(5,007)	(5,007)
Accumulated other comprehensive income, net of taxes	617	617	617	617

Total stockholders’ equity	7,250	25,493	28,493	30,893
Total liabilities and stockholders’ equity	$328,986	$345,929	$348,929	$351,329

Common shares outstanding	1,245,267	25,245,267	28,245,267	30,669,967

(1)	The balance sheet data gives effect to the equity proceeds as of the balance sheet date.
(2)	Assumes that $20.0 million of the Offering proceeds will be initially invested in government agency mortgage backed securities earning a market rate 3.0% which was available on December 31, 2011. On a long-term basis, the Company intends to use the remaining proceeds to fund loan growth of the types the Company has originated historically. The Company may also use the proceeds for strategic acquisitions of branches or institutions, although it has no current plans or agreements to do so.

Loss Per Share

The following table presents the Company’s unaudited pro forma loss per share adjusted for the pro forma impact of the Offering for the nine months ended September 30, 2012 and the year ended December 31, 2011. The pro forma consolidated loss per share calculations assume no material pro forma impacts to net income for the nine months ended September 30, 2012 and the year ended December 31, 2011. Pro forma loss per share assumes the Company had completed the Offering on September 30, 2012 and December 31, 2011, respectively.

		Pro Forma Nine Months Ended September 30, 2012
(Dollars in thousands, except per share amounts)	Actual Nine Months Ended September 30, 2012	First Closing (Assumes Gross Offering Proceeds of $24.0 Million)	Rights Offering (Assumes Rights Offering Proceeds of $3.0 Million)	Second Closing (Assumes Aggregate First Closing, Rights Offering and Second Closing Proceeds of $29.4 Million)
Net Loss Available to common stockholders:	$(1,919)	$(1,919)	$(1,919)	$(1,919)

Basic loss per share	$(1.54)	$(1.44)	$(1.43)	$(1.42)
Diluted loss per share	$(1.54)	$(1.44)	$(1.43)	$(1.42)
Weighted average common shares	1,245,267	1,332,858	1,343,807	1,354,756
Weighted average diluted shares	1,245,267	1,332,858	1,343,807	1,354,756

		Pro Forma Year Ended December 31, 2011
(Dollars in thousands, except per share amounts)	Actual Year Ended December 31, 2011	First Closing (Assumes Gross Offering Proceeds of $24.0 Million)	Rights Offering (Assumes Rights Offering Proceeds of $3.0 Million)	Second Closing (Assumes Aggregate First Closing, Rights Offering and Second Closing Proceeds of $29.4 Million)
Net Loss Available to common stockholders:	$(11,453)	$(11,453)	$(11,453)	$(11,453)

Basic loss per share	$(9.20)	$(9.20)	$(9.20)	$(9.20)
Diluted loss per share	$(9.20)	$(9.20)	$(9.20)	$(9.20)
Weighted average common shares	1,245,267	1,311,020	1,319,240	1,327,459
Weighted average diluted shares	1,245,267	1,311,020	1,319,240	1,327,459

PROPOSALS TO BE ACTED UPON BY STOCKHOLDERS

General

The Board of Directors of the Company is soliciting your consent on behalf of the Company to approve (i) a proposal to amend the Company’s Certificate of Incorporation to increase the authorized number of shares of our common stock, no par value (the “Common Stock”), to seventy-five million (75,000,000) shares from five million (5,000,000) shares, and (ii) a proposal to amend the Company’s Certificate of Incorporation to revise Article Tenth of the Certificate of Incorporation to specify that each outstanding share of Common Stock is entitled to one vote on each matter submitted to a vote of the Company’s stockholders. Each of the proposed amendments was unanimously approved by the Company’s Board of Directors on November 13, 2012. In accordance with the rules of the U.S. Securities and Exchange Commission, the proposed amendments have been “unbundled” so that each amendment of a material nature may be considered and voted upon by the Company’s stockholders separately. These amendments are described in proposals 1 and 2 below.

If either or both proposals are approved by stockholders, the Company will file an Amended and Restated Certificate with the Delaware Secretary of State promptly following stockholder approval. A copy of the Company’s proposed Amended and Restated Certificate of Incorporation reflecting the amendments discussed below is attached as Appendix A to this consent solicitation statement.

The transactions contemplated by the Agreement cannot be consummated unless the Company’s stockholders approve BOTH of the proposals set forth below.

Proposal 1—Amendment of Certificate of Incorporation to Increase the Number of Authorized Shares of Common Stock

General. Currently, Article Fourth of the Company’s Certificate of Incorporation provides that the Company is authorized to issue five million (5,000,000) shares of Common Stock. If approved by stockholders, this proposal would amend Article Fourth of the Company’s Certificate of Incorporation to increase the Company’s authorized shares of Common Stock to seventy-five million (75,000,000) shares, no par value per share. Specifically, if approved by stockholders, this proposal would amend Article Fourth of the Company’s Certificate of Incorporation to read in its entirety as follows:

4.	The total number of shares of capital stock which the corporation shall have authority to issue is seventy-six million (76,000,000), consisting of seventy-five million (75,000,000) shares of common stock (the “common stock”), all of such shares of common stock shall be without par value, and one million (1,000,000) shares of preferred stock (the “Preferred Stock”), par value $1.00 per share. Except to the extent required by governing law, rule or regulation, the shares of capital stock may be issued from time to time by the Board of Directors without further approval of stockholders.

The Board of Directors is authorized, subject to any limitations prescribed by law, to provide for the issuance of the shares of Preferred Stock in series, and by filing a certificate pursuant to the applicable law of the State of Delaware (such certificate being hereinafter referred to as a “Preferred Stock Designation”), to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and any qualifications, limitations or restrictions thereof. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the common stock, without a vote of the holders of the Preferred Stock, or of any series thereof, unless a vote of any such holders is required pursuant to the terms of any Preferred Stock Designation.

No change is being proposed to the authorized number of shares of the Company’s preferred stock, which will remain at 1,000,000.

Outstanding Common Stock and Shares of Common Stock Available for Issuance. The following table provides information regarding the Company’s number of outstanding shares of Common Stock and shares of Common Stock available for issuance before and after giving effect to the proposed amendments to the Company’s Certificate of Incorporation:

	As of September 30, 2012	Upon Effectiveness of the Proposed Amendments to the Company’s Certificate of Incorporation
Shares of common stock authorized	5,000,000	75,000,000
Shares of common stock issued and outstanding	1,245,267	1,245,267
Shares of common stock reserved for issuance	3,754,733	73,754,733
Shares of common stock expected to be issued upon consummation of the Offering (including shares of common stock issuable pursuant to the conversion of all shares of Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock issued in the Offering and assuming a maximum of 3,000,000 common shares are issued in the Rights Offering)	—	29,424,700

Shares of common stock available for future issuance upon consummation of the Offering	—	44,330,033

Reasons for the Proposal. For a description of the reasons for this proposal, see “Reasons for the Proposals” below.

Vote Requirement. This proposal must be approved by a majority of our outstanding shares of Common Stock as of the November 16, 2012 record date. As a result, this proposal will be approved when we have received consents to the approval of the amendments from stockholders representing a majority of the outstanding shares of Common Stock.

The Company’s Board of Directors unanimously recommends that you mark the “CONSENT” box to vote in favor of the proposal to amend the Company’s Certificate of Incorporation to increase the authorized number of shares of the Common Stock to seventy-five million (75,000,000) shares from five million (5,000,000) shares.

Proposal 2—Amendment of Certificate of Incorporation to Specify that Each Outstanding Share of Common Stock Is Entitled to One Vote on Each Matter Submitted to a Vote of Company Stockholders

General. Currently, Article Tenth of the Company’s Certificate of Incorporation provides that each “share” of Company stock is entitled to one vote on each matter submitted to a vote of the Company’s stockholders. If approved by stockholders, this proposal would amend the Company’s Certificate of Incorporation to revise Article Tenth of the Certificate of Incorporation to provide that each outstanding “common share” shall be entitled to one vote on each matter submitted to a vote of the Company’s stockholders. The amendment of Article Tenth as set forth above will not change the existing voting rights of the holders of the Common Stock in any way but will permit the voting Preferred Stock to be issued in the Offering, which is initially convertible into 100 shares of Common Stock, to vote together with the shares of Common Stock on an as converted basis.

Article Tenth of the Company’s Certificate of Incorporation currently reads in its entirety as follows:

10.	In all elections of directors and all matters coming to the stockholders, each outstanding share shall be entitled to one vote on each matter submitted to a vote at a meeting of stockholders. Voting on all matters is non-cumulative.

Upon approval of this proposal, Article Tenth of the Company’s Certificate of Incorporation will read in its entirety as follows:

10.	In all elections of directors and all matters coming to the stockholders, each outstanding common share shall be entitled to one vote on each matter submitted to a vote at a meeting of stockholders. Voting on all matters is non-cumulative.

Reasons for the Proposal. For a description of the reasons for this proposal, see “Reasons for the Proposals” below.

Vote Requirement. This proposal must be approved by a majority of our outstanding shares of Common Stock as of the November 16, 2012 record date. As a result, this proposal will be approved when we have received consents to the approval of the amendments from stockholders representing a majority of the outstanding shares of Common Stock.

The Company’s Board of Directors unanimously recommends that you mark the “CONSENT” box to vote in favor of the proposal to amend the Company’s Certificate of Incorporation to revise Article Tenth of the Certificate of Incorporation to provide that each outstanding share of Common Stock shall be entitled to one vote on each matter submitted to a vote of the Company’s stockholders.

REASONS FOR THE PROPOSALS

Authorize Sufficient Shares to Complete Offering

Article Fourth of the Company’s Certificate of Incorporation currently authorizes the Company to issue five million (5,000,000) shares of Common Stock. There are currently 1,245,267 shares of Common Stock outstanding, and 85,995 shares of Common Stock reserved for issuance under the Company’s Nonqualified Stock Option Plan. Accordingly, the Company is currently only able to issue 3,663,738 shares of Common Stock. In order to complete the transactions contemplated by the Offering, the Company needs to be authorized to issue at least 29,424,700 shares of Common Stock for the Common Stock to be issued in the Offering transactions (including up to 3,000,000 shares of Common Stock in the rights offering) and in order to allow for the conversion of the Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock into shares of Common Stock as contemplated by the Agreement. See “Terms of the Preferred Stock—Series C Preferred Stock—Conversion Rights,” “—Series D Preferred Stock—Conversion Rights,” and “—Series E Preferred Stock” for additional information on the conversion rights of the different series of preferred stock. Therefore, the Company must amend Article Fourth of its Certificate of Incorporation to increase the number of authorized shares of Common Stock to a number that is at least sufficient to accommodate the issuance of shares of Common Stock in the Offering and the conversion of each share of Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock.

Modify Voting Restriction Necessary to Complete Offering

Similarly, as described above in “Terms of the Preferred Stock—Series C Preferred Stock—Voting Rights”, each share of the Series C Preferred Stock will be entitled, initially, to 100 votes with respect to any matter presented to the holders of Common Stock. Therefore, in order to allow for the proper voting of the Series C Preferred Stock following the consummation of the Offering, the Company must amend its Certificate of Incorporation to revise Article Tenth of the Certificate of Incorporation to specify that each outstanding share of Common Stock is entitled to one vote on each matter submitted to a vote of the Company’s stockholders.

Satisfy Capital Level Requirements of Order

On January 21, 2011, the Bank consented to the issuance of the Order, which required the Bank to achieve Tier 1 capital at least equal to 8% of total assets and total capital at least equal to 12% of risk-weighted assets within 120 days. At September 30, 2012, these capital ratios were 2.9% and 5.5%, respectively. As a result, the Bank is currently deemed to be “significantly undercapitalized” pursuant to the regulatory framework for prompt corrective action. The Offering cannot be consummated unless the proposed amendments to the Certificate of Incorporation are approved by stockholders. As previously discussed, on January 21, 2011, the Bank consented to the issuance of the Order by the Federal Deposit Insurance Corporation and the Illinois Department of Financial and Professional Regulation without admitting or denying that grounds exist for the Federal Deposit Insurance Corporation and Illinois Department of Financial and Professional Regulation to initiate an administrative proceeding against the Bank. If the Company cannot consummate the Offering and raise additional capital, it may not be able to sustain further deterioration in its financial condition or continue as a going concern and other regulatory actions may be taken, including placing the Bank into receivership with the Federal Deposit Insurance Corporation. If the Bank is placed into receivership, it is possible that the Company would be required to cease operations and liquidate or seek bankruptcy protection. If the Company were to liquidate or seek bankruptcy protection, we do not believe that there would be any assets available to the holders of the capital stock of the Company.

Repurchase of TARP Preferred Stock and Repayment of Third Party Indebtedness

Consummation of the Offering will permit the Company to repay the TARP Preferred Stock and its indebtedness with a third party at substantial discounts. The Agreement provides that, following the first closing, the Company must use a portion of the Offering proceeds to repay the Company’s current indebtedness to a third party bank and to redeem the $6.9 million in TARP Preferred Stock. On November 13, 2012, the Company

entered into a securities purchase agreement with the U.S. Department pursuant to which it will repurchase the TARP Preferred Stock from the U.S. Department of Treasury, subject to the completion of the private placement offering and the receipt of Federal Reserve Board approval, for approximately 45% of the total par value of the TARP Preferred Stock and any accrued and unpaid dividends thereon. On May 3, 2012, the Company also entered into a letter agreement with its third party lender pursuant to which the institution agreed to accept $900,000 as full satisfaction of the Company’s $1.3 million indebtedness.

Enhance Strategic Capabilities

Additionally, the Board also believes that the completion of the Offering transactions will provide the Bank with sufficient capital that may be needed to address any future additional asset quality challenges that may arise. Further, following the first closing (and subject to the receipt of requisite regulatory approvals), three of the investors will appoint representatives to the Board of Directors, and a fourth new director, Donald H. Wilson, will be appointed as Chairman of the Board in connection the retirement of Donald H. Fischer. The Board believes that the combination of the business and strategic experience brought by the new Board members, together with the additional capital raised, will enable the Company to implement business strategies and take advantage of market opportunities that are expected to strengthen and grow the Company and, in turn, build shareholder value. The Company may also use the proceeds for strategic acquisitions of branches or institutions, although it has no current plans or agreements to do so.

POTENTIAL CONSEQUENCES OF THE PROPOSALS

Consummation of the Offering

Assuming the receipt of all regulatory approvals and the satisfaction of all closing conditions set forth in the Agreement, the approval of the proposed amendments to the Company’s Certificate of Incorporation will permit the Company to consummate the Offering. The Agreement provides the holders of the shares of Common Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock purchased in the first closing and second closing with rights that current shareholders, shareholders that participate in the rights offering and future shareholders may not have. See “The Offering” for a description of the rights that the investors in the first closing and the second closing will have that other holders of the Common Stock do not have.

Dilution

Approval of the proposed amendments to the Company’s Certificate of Incorporation could affect the rights of current holders of the outstanding shares of Common Stock. If additional authorized shares of Common Stock (or securities convertible into or exchangeable or exercisable for shares of Common Stock, such as the Series C Preferred Stock) are issued, the Company’s existing stockholders could, depending upon the price realized, experience dilution of earnings per common share and equity per common share and their voting rights could be diminished proportionately. Specifically, assuming consummation of the Offering, current stockholders’ ownership interest would be diluted by up to approximately 4.93% following the first closing.

The consummation of the Offering will also dilute the current ownership interests of the Company’s directors and executive officers. The following table sets forth the number of shares of Common Stock beneficially owned by each director and executive officer as of the November 16, 2012 record date, the number of shares of Common Stock (on an as-converted basis) purchased by each director and executive officer in the Offering, and the dilutive impact of the Offering on each director and executive officer’s ownership interest as of the first closing and second closing.

Name of Director or Executive Officer	Number of Shares Beneficially Owned on November 16, 2012	Percent of Common Stock Outstanding on November 16, 2012	Number of Shares Purchased in the Offering	Number of Shares Beneficially Owned Following the First Closing	Percent of Common Stock Outstanding Following the First Closing	Percent of Common Stock Outstanding Following the Second Closing (1)
William F. Behrmann	7,248	0.58%	1,000	8,248	0.03%	0.03%
Penny A. Belke, DDS	3,790	0.30	120,000	123,790	0.49	0.40
H. David Clayton, DVM (2)	24,934	2.00	5,066	30,000	0.12	0.10
Raymond A. Dieter, Jr., MD (3)	42,312	3.40	60,000	102,312	0.41	0.33
Donald H. Fischer	52,971	4.25	0	52,971	0.21	0.17
Robert F. Haeger	3,500	0.28	120,000	123,500	0.49	0.40
Scott W. Hamer	1,800	0.14	130,000	131,800	0.52	0.43
Mary Beth Moran	1,202	0.10	60,000	61,202	0.24	0.20
Joseph S. Morrissey, DDS (4)	46,081	3.70	30,000	76,081	0.30	0.25
John M. Mulherin (5)	8,396	0.67	10,000	18,396	0.07	0.06
Christopher P. Barton	19,242	1.55	150,000	169,242	0.67	0.55
Jeffrey A. Vock	0	0.00	50,000	50,000	0.20	0.16
All Directors and Executive Officers as a Group (12 Persons)	211,476	16.98	736,066	947,542	3.75	3.09

(1)	Assumes $3.0 million shares in common stock are issued in the rights offering and an additional $2.4 million in Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock are issued at the second closing.

Possible Anti-Takeover Effects

The proposed amendments to the Company’s Certificate of Incorporation could adversely affect the ability of third parties to acquire control of the Company by, for example, permitting issuances that would dilute the stock ownership of a person seeking to effect a change in the composition of the Company’s Board of Directors or contemplating a tender offer or other transaction for the combination of the Company with another company that the Company’s Board of Directors determines is not in the best interests of the Company or its stockholders. The ability of the Company’s Board of Directors to cause the Company to issue substantial amounts of Common Stock without the need for stockholder approval, except as may be required by law, regulation or stock exchange rules, upon such terms and conditions as the Board of Directors may determine from time to time in the exercise of its business judgment may, among other things, be used to create voting impediments with respect to changes in control of the Company or to dilute the stock ownership of holders of Common Stock seeking to obtain control of the Company. The issuance of Common Stock, while providing desirable flexibility in connection with potential financings and other corporate transactions, may have the effect of discouraging, delaying or preventing a change in control of the Company. The Company’s Board of Directors, however, does not intend or view the increase in our authorized Common Stock as an anti-takeover measure.

Additionally, as described above under “Terms of the Preferred Stock—Series C Preferred Stock—Liquidation Rights,” “—Series D Preferred Stock—Liquidation Rights,” and “—Series E Preferred Stock” the consummation of a change in control by the Company will constitute a liquidation, dissolution or winding up of the Company for purposes of the Series C Preferred Stock’s liquidation preference. In such circumstances, in lieu of participating in a change of control, the holders of the Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock may elect to require the Company to make the liquidation payment for any or all of the shares their Preferred Stock, or pay interest on the shares of preferred stock. Therefore, the proposed amendments (and the completion of the Offering) could enable the Company’s Board of Directors or the holders of the preferred stock to render more difficult or discourage an attempt by another person or entity to obtain control of the Company. The Company knows of no such takeover proposal and is not seeking approval of the amendments in response to any takeover threat.

Stockholder Rights

When and if additional shares of the Common Stock are issued, these new shares would have the same voting and other rights and privileges as the currently issued and outstanding shares of Common Stock and to participate in dividends when and to the extent declared and paid by the Company.

Ability to Issue Shares

The proposed amendments also will provide the Company with additional flexibility by increasing the authorized number of shares of Common Stock available for issuance as consideration in possible acquisitions and, from time to time, for other general corporate purposes such as the issuance of stock dividends or stock splits, and the issuance of shares under future equity plans for our employees, executive officers and directors.

CONSENT PROCEDURES

General

Section 228(a) of the General Corporation Law of the State of Delaware (the “DGCL”) states that, unless the certificate of incorporation of a Delaware corporation otherwise provides, any action required to be taken at any annual or special meeting of stockholders of that corporation, or any action that may be taken at any annual or special meeting of those stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take that action at a meeting at which all shares entitled to vote thereon were present and voted, and those consents are delivered to the corporation by delivery to its registered office in Delaware, its principal place of business or an officer or agent of the corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Consents must also bear the date of the signature of the stockholder who signs the written consent. The Company’s Certificate of Incorporation and Bylaws do not prohibit, and therefore permit, the Company’s stockholders to act by written consent.

Section 213(b) of the DGCL provides that the record date for determining the stockholders of a Delaware corporation entitled to consent to corporate action in writing without a meeting, the board of directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the board of directors, and which date shall not be more than 10 days after the date upon which the resolution fixing the record date is adopted by the board of directors. Delivery of signed written consents made to a corporation’s registered office shall be by hand or by certified or registered mail, return receipt requested. Accordingly, the Board of Directors has fixed November 16, 2012 as the record date for this consent solicitation.

Under Section 228(c) of the DGCL, no written consent shall be effective to take the corporate action referred to therein unless, within 60 days of the earliest dated consent delivered, written consents signed by the holders of a sufficient number of shares are delivered to the corporation by delivery to its registered office in Delaware, its principal place of business or an officer or agent of the corporation having custody of the book in which proceedings of meetings of stockholders or members are recorded. Accordingly, for the proposed amendments to the Certificate of Incorporation to be approved, properly completed and unrevoked written consents to the proposed amendments to the Certificate of Incorporation from the holders of record of a majority of the shares of common stock outstanding as of the as of the close of business on November 16, 2012 must be delivered to the Company, under Delaware law, within 60 days of the earliest dated written consent delivered to the Company. However, we have set December 12, 2012 as the deadline for submission of written consents, but we reserve the right to extend such deadline. Effectively, this means that you have until December 12, 2012 to consent to the proposed amendments to the Certificate of Incorporation. We urge you to act promptly to ensure that your consent will count.

There were 1,245,267 shares of Common Stock outstanding as of the November 16, 2012 record date. Accordingly, the consent of the holders of at least 622,634 shares of Common Stock is necessary to effect the proposed amendments to the Certificate of Incorporation.

An executed consent card may be revoked at any time before the action authorized by the executed consent becomes effective by signing, dating and delivering a written revocation. A revocation may be in any written form validly signed by the record holder as long as it clearly states that the consent previously given is no longer effective. The delivery of a subsequently dated consent card that is properly completed will constitute a revocation of any earlier consent. The revocation may be delivered via the internet by accessing cfs.ilstk.com or may be delivered to IST Shareholder Services, the Company’s transfer agent, at 433 S. Carlton Avenue, Wheaton, Illinois 60187. If the holders of at least 622,634 shares of Common Stock consent to the proposed amendments to the Certificate of Incorporation, the Company will promptly announce that stockholders have consented to the proposed amendments, at which time the stockholder action being sought by this written consent solicitation will become effective and stockholders will no longer be entitled to revoke executed consent cards.

Please note, however, if your shares are held in the name of a brokerage firm, bank or other nominee, only it can execute a revocation of a previously executed consent representing your shares and only on receipt of your specific instructions. Accordingly, if you wish to revoke a previously executed consent, you should follow the instructions included in the materials that you have received or contact the person responsible for your account and give instructions to execute a written revocation on your behalf. You can also revoke your consent by signing, dating and returning a later dated consent card. We may terminate the consent solicitation at any time.

Special Instructions

Holders of Common Stock as of the close of business on November 16, 2012 may elect to consent to, withhold consent to or abstain from consenting to the proposed amendments to the Company’s Certificate of Incorporation by marking the “CONSENT,” “WITHHOLD CONSENT” or “ABSTAIN” box, as applicable, underneath each proposal on the accompanying consent card and signing, dating and returning it promptly in the postage-paid envelope provided. If your shares of Common Stock are registered in your own name, you may also submit your consent to us by telephone or via the Internet by following the instructions on your consent card.

If a stockholder has signed, dated and returned a consent card, but has failed to check a box marked “CONSENT,” “WITHHOLD CONSENT” or “ABSTAIN” with respect to either proposal, such stockholder will be deemed to have consented to the approval of the respective amendment to the Company’s Certificate of Incorporation. A vote to “ABSTAIN” will have the same effect as withholding your consent to the approval of the proposed amendments to the Company’s Certificate of Incorporation.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

As of November 16, 2012, the Company had 1,245,267 shares of Common Stock issued and outstanding and held by approximately 405 holders of record. Each stockholder of record is currently entitled to one vote per share of Common Stock on each matter submitted to a vote of stockholders.

Security Ownership of Certain Beneficial Owners

The Company knows of no persons or groups which are beneficial owners of more than five percent of the Company’s outstanding Common Stock.

Security Ownership of Management

The following table indicates, as of November 16, 2012, the number of shares of Common Stock beneficially owned by each director of the Company, the named executive officers of the Company, and all directors and executive officers of the Company as a group.

Name of Beneficial Owner	Number of Shares (1)	Percent of Common Stock Outstanding
William F. Behrmann	7,248	0.58%
Penny A. Belke, DDS	3,790	0.30
H. David Clayton, DVM (2)	24,934	2.00
Raymond A. Dieter, Jr., MD (3)	42,312	3.40
Donald H. Fischer	52,971	4.25
Robert F. Haeger	3,500	0.28
Scott W. Hamer	5,750	0.46
Mary Beth Moran	1,202	0.10
Joseph S. Morrissey, DDS (4)	46,081	3.70
John M. Mulherin (5)	8,396	0.67
Christopher P. Barton	19,242	1.55
Jeffrey A. Vock	600	0.05
All Directors and Executive Officers as a Group (12 Persons)	216,026	17.35

(1)	Includes shares issuable pursuant to stock options currently exercisable within 60 days of , 2012, as follows: Mr. Hamer, 3,950 shares and Mr. Vock 600.
(2)	Includes 12,440 shares held in a trust of which Dr. Clayton is trustee.
(3)	Includes 2,776 shares held in a trust of which Dr. Dieter is trustee.
(4)	Includes 14,678 shares held in joint tenancy of which Dr. Morrissey has shared investment and voting power.
(5)	Includes 4,112 shares held in joint tenancy of which Mr. Mulherin has shared investment and voting power and 1,208 shares held by Mr. Mulherin’s spouse in an IRA.

FINANCIAL AND OTHER INFORMATION

The following financial statements and other portions of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011, as filed with the U.S. Securities and Exchange Commission (the “SEC”) on June 22, 2012 (the “Form 10-K”), and the Company’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2012, as filed with the SEC on August 14, 2012 (as amended on August 31, 2012), and Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2012, as filed with the SEC on November 8, 2012 (collectively, the “Forms 10-Q”), are incorporated by reference herein:

•	Financial statements and supplementary financial information of the Company appearing in Part II, Item 8 of the Form 10-K and in Part I, Item 1 of the Forms 10-Q;

•	Management’s discussion and analysis of financial condition and results of operations appearing in Part II, Item 7 of the Form 10-K and Part I, Item 2 of the Forms 10-Q;

•	Quantitative and qualitative disclosures about market risk appearing in Part II, Item 7A of the Form 10-K and Part I, Item 3 of the Forms 10-Q; and

•	Changes in and disagreements with accountants on accounting and financial disclosure appearing in Part II, Item 9 of the Form 10-K.

All documents filed with the SEC by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, subsequent to the date of this consent solicitation statement and prior to December 12, 2012 are also incorporated herein by reference. Any statement contained in this consent solicitation statement or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this consent solicitation statement to the extent that a statement contained in another subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or supersedes such statement.

Upon request, the Company will provide, without charge to any stockholder as of the close of business on November 16, 2012, a copy of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011 as filed with the SEC. Such request should be made to the Corporate Secretary of the Company at 357 Roosevelt Road, Glen Ellyn, Illinois 60137.

STOCKHOLDER PROPOSALS FOR 2012 ANNUAL MEETING

The time for the Company’s stockholders to submit proposals for inclusion in the Company’s proxy statement for its 2012 annual meeting of stockholders in accordance with the standards contained in Securities and Exchange Commission Rule 14a-8 and the Company’s Bylaws has passed. Accordingly, no new stockholder proposals may be submitted to the Company for inclusion in the Company’s proxy statement for its 2012 annual meeting of stockholders.

COSTS OF CONSENT SOLICITATION

The Company will pay the costs of soliciting stockholder consents pursuant to this written consent solicitation statement. In addition to the solicitation by mail, the directors, officers and employees of the Company may also solicit consents from stockholders by telephone, telegram or in person. Upon request, the Company will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses in sending this consent solicitation statement to beneficial owners.

In addition to the solicitation of proxies by mail, AST Phoenix Advisors, a proxy solicitation firm, will assist the Company in soliciting proxies for the special meeting. The Company will pay a fee of up to $5,000 for these services, plus reasonable out of pocket expenses.

Appendix A

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

COMMUNITY FINANCIAL SHARES, INC.

1.	The name of the corporation is:

COMMUNITY FINANCIAL SHARES, INC.

2.	The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

3.	The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity, for which corporations may be organized under the General Corporation Law of Delaware.

4.	The total number of shares of capital stock which the corporation shall have authority to issue is seventy-six million (76,000,000), consisting of seventy-five million (75,000,000) shares of common stock (the “Common Stock”), all of such shares of Common Stock shall be without par value, and one million (1,000,000) shares of preferred stock (the “Preferred Stock”), par value $1.00 per share. Except to the extent required by governing law, rule or regulation, the shares of capital stock may be issued from time to time by the Board of Directors without further approval of stockholders.

The Board of Directors is authorized, subject to any limitations prescribed by law, to provide for the issuance of the shares of Preferred Stock in series, and by filing a certificate pursuant to the applicable law of the State of Delaware (such certificate being hereinafter referred to as a “Preferred Stock Designation”), to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and any qualifications, limitations or restrictions thereof. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the Common Stock, without a vote of the holders of the Preferred Stock, or of any series thereof, unless a vote of any such holders is required pursuant to the terms of any Preferred Stock Designation.

5A.	The name and mailing address of the incorporator is as follows:

NAME	MAILING ADDRESS
Ward J. Larson	822 Saddlewood Drive Glen Ellyn, IL, 60137

5B.	The name and mailing address of each person who is to serve as a director until the first annual meeting of the stockholders or until a successor is elected and qualified, is as follows:

NAME	MAILING ADDRESS
William F. Behrmann	858 Saddlewood Dr. Glen Ellyn, IL, 60137

H. David Clayton	22W676 Ahlstrand Dr. Glen Ellyn, IL, 60137

Raymond A. Dieter	22W240 Stanton Glen Ellyn, IL, 60137

Donald H. Fischer	1676 Thompson Dr. Wheaton, IL, 60187

Harold W. Gaede	1005 S. Hale Wheaton, IL, 60189

Joe. S. Morrissey	108 E. Farnham Rd. Wheaton, IL, 60187

John M. Mulherin	569 Dorset Ave. Glen Ellyn, IL, 60137

E. Lawrence Young	1481 Sandy Hook Wheaton, IL, 60187

6.	The corporation is to have perpetual existence.

A-1

7.	In furtherance and not in limitation of the powers conferred by statute, the board of directors is expressly authorized to make, alter or repeal the by-laws of the corporation.

8.	Elections of directors need not be by written ballot unless the by-laws of the corporation so provide.

Meetings of stockholders may be held within or without the State of Delaware, as the by-laws may provide. The books of the corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the by-laws of the corporation.

9.	The corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

10.	In all elections of directors and all matters coming to the stockholders, each outstanding common share shall be entitled to one vote on each matter submitted to a vote at a meeting of stockholders. Voting on all matters is non-cumulative.

11.	A director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary as a director except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit.

12.	The Amended and Restated Certificate of Incorporation herein certified has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, Community Financial Shares, Inc. has caused this Amended and Restated Certificate of Incorporation to be executed by its officer hereto duly authorized this              day of                     , 2012.

COMMUNITY FINANCIAL SHARES, INC.

By:
Name:
Title:

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COMMUNITY FINANCIAL SHARES, INC. 357 Roosevelt Road — Glen Ellyn, IL 60137
Consent of Stockholders in Lieu of a Special Meeting

THIS CONSENT MUST BE RETURNED BY DECEMBER 12, 2012

You may vote by:
INTERNET	cfs.ilstk.com (Must vote by 11:59 p.m., CST on December 10, 2012)
TELEPHONE	800.555.8140 (Must vote by 11:59 p.m., CST on December 10, 2012)
VOTER CONTROL NUMBER

MAIL	VOTE EITHER: ☐ With Management on both proposals (must sign below)
OR
Make individual selections below (must sign below)

THIS CONSENT IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

PLEASE MARK, SIGN, DATE AND RETURN THE CONSENT PROMPTLY USING THE ENCLOSED ENVELOPE.

PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE.    ☒

The undersigned stockholder of Community Financial Shares, Inc., a Delaware corporation (the “Company”), acting pursuant to Section 228 of the Delaware General Corporation Law, as amended, and in lieu of a special meeting of the Company’s stockholders, hereby acts as follows on the proposals set forth below:

1.	A proposal to amend the Company’s Certificate of Incorporation to increase the authorized number of shares of the Company’s common stock, no par value, to seventy-five million (75,000,000) shares from five million (5,000,000) shares.

CONSENT	WITHHOLD CONSENT	ABSTAIN

☐	☐	☐

2.	A proposal to amend the Company’s Certificate of Incorporation to revise Article Tenth of the Certificate of Incorporation to specify that each outstanding share of Company common stock is entitled to one vote on each matter submitted to a vote of the Company’s stockholders.

CONSENT	WITHHOLD CONSENT	ABSTAIN

☐	☐	☐

THIS CONSENT, WHEN PROPERLY EXECUTED AND DELIVERED AND UNLESS TIMELY REVOKED, WILL BECOME EFFECTIVE WHEN THE COMPANY PUBLICLY ANNOUNCES THAT SUFFICIENT CONSENTS ARE RECEIVED BY THE COMPANY TO APPROVE THE PROPOSED AMENDMENTS TO THE COMPANY’S CERTIFICATE OF INCORPORATION.

Signature of Stockholder:                                                                                   Date:

Signature of Stockholder:                                                                                   Date:

Note:	Please sign exactly as your name(s) appears on this consent. When shares are held jointly, each holder should sign. When signing as executor administrator, attorney, trustee, or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by an authorized personhares are held jointly, each holder should sign.

COMMUNITY FINANCIAL SHARES, INC.

357 Roosevelt Road

Glen Ellyn, Illinois 60137

IMPORTANT NOTICE REGARDING

TELEPHONE AND INTERNET VOTING

Due to the time sensitive nature of the proposals described in the enclosed stockholder consent solicitation statement, Community Financial Shares, Inc. encourages you to submit your consent via telephone or the Internet by following the instructions set forth below. Thank you for your cooperation.

Record Holders

If your shares are registered in your own name:

•	To vote via telephone, please call 800.555.8140; or

•	To vote via the Internet, please visit cfs.ilstk.com.

Street Name Holders

If your shares are registered in the name of your brokerage firm, bank, dealer, trust company or other nominee, please follow the telephone and Internet voting instructions included on the consent card provided by your brokerage firm, bank, dealer, trust company or other nominee. For assistance voting your shares held in street name, please call our proxy solicitor, AST Phoenix Advisors, at 866.721.1324.